Exhibit 99.1

News Release

New Member Named to ON Semiconductor’s Board of Directors

Paul A. Mascarenas, former Chief Technical Officer and Vice President of Research and Advanced Engineering at Ford Motor Co., has joined the Board of Directors of ON Semiconductor

PHOENIX, Ariz. – Nov. 20, 2014 – ON Semiconductor Corporation (Nasdaq: ONNN), driving energy efficiency innovations, today announced that Paul A. Mascarenas has joined its Board of Directors. The Board also appointed Mr. Mascarenas to its Science and Technology Committee.

“Paul Mascarenas is an outstanding addition to our Board of Directors,” said Dan McCranie, chairman of ON Semiconductor’s Board of Directors. “Paul brings significant technical strategy, planning and R&D experience in the automotive industry from his leadership and strategic planning roles at Ford Motor Co. Automotive electronics remains a primary focus for ON Semiconductor, currently accounting for approximately 30 percent of annual revenues. Mascarenas will be valuable addition to the Board as we continue to grow our automotive business and align the company toward our vision of becoming the premier supplier of energy efficient system solutions worldwide.”

Paul A. Mascarenas, served as the Chief Technical Officer and Vice President of Research and Advanced Engineering at Ford Motor Co. from Jan. 1, 2011 to Sept. 30, 2014, where he oversaw Ford’s worldwide research organization as well as the development and implementation of the company’s technology strategy and plans. From 2007 to 2010, Mr. Mascarenas served as Ford’s Vice President of Engineering, and from 2005 to 2007 he served as Vice President of North American Vehicle Programs. During his tenure with Ford, which began in 1982, Mr. Mascarenas held various development and engineering positions both in the U.S. and Europe. Mr. Mascarenas holds a mechanical engineering degree from the University of London, King’s College in England as well as an honorary doctorate degree from Chongqing University in China. He currently serves as the President of FISITA - The International Federation of Automotive Engineering Societies.

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) is driving energy efficient innovations, empowering customers to reduce global energy use. The company offers a comprehensive portfolio of energy efficient power and signal management, logic, discrete and custom solutions to help design engineers solve their unique design challenges in automotive, communications, computing, consumer, industrial, LED lighting, medical, military/aerospace and power supply applications. ON Semiconductor operates a responsive, reliable, world-class supply chain and quality program, and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

#  #  #

– m o r e –

New Member Named to ON Semiconductor’s Board of Directors

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

#  #  #

CONTACTS

Anne Spitza	Parag Agarwal
Corporate/Media Communications	Senior Director Investor Relations
ON Semiconductor	ON Semiconductor
(602) 326-0071	(602) 244-3437
Anne.Spitza@onsemi.com	Parag.Agarwal@onsemi.com